Exhibit 3.8

FORM OF VALUE RECEIVED

THIS FORM OF VALUE RECEIVED the “Form”) is made effective as of the 23rd day of December 2019, by and among GPL Ventures LLC ( “GPL”), Clikia Corp. (the “Company”), and together, the Parties (the “Parties”).

WHEREAS, the Parties entered into a $100,000 Convertible Promissory Note dated March 26, 2019 (the “Note”); and

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1.	Value Received. Pursuant to Section 1.3 of the Convertible Note, the Note is issued solely for value received. The parties hereby acknowledge that GPL will wire the Company $26,000, which shall be considered Consideration, and is value received under the Note. The Consideration brings total Value Received to $61,000 under the Note.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GPL:

GPL Ventures LLC

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Name:

Title:

Company:

Clikia Corp.

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Name:

Title: